Exhibit 10.7

GLOBAL DEFENSE & NATIONAL SECURITY SYSTEMS, INC.

[●], 2013

Global Defense & National Security Holdings LLC

11921 Freedom Drive, Suite 550

Two Fountain Square

Reston, Virginia 20190

              Re: Administrative Services Agreement

Gentlemen:

This letter will confirm our agreement that, commencing on the effective date of the Registration Statement on Form S-1 and prospectus filed with the Securities and Exchange Commission (the “Registration Statement”) by Global Defense & National Security Systems, Inc. (the “Company”) (such date, the “Commencement Date”), and continuing until the earlier of the consummation by the Company of an initial business combination or the distribution of the Trust Account (as defined below) to the Company’s public stockholders (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), Global Defense & National Security Holdings LLC (the “Sponsor”) shall arrange for or make available to the Company, at a number of premises, including 11921 Freedom Drive, Suite 550, Two Fountain Square, Reston, Virginia 20190 (or any successor location of the Sponsor), certain office space, utilities, and general office, receptionist and secretarial support as may be reasonably required by the Company.  In exchange therefor, the Company shall pay the Sponsor the sum of $10,000 per month on the Commencement Date and continuing monthly thereafter until the Termination Date.

The Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this letter agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

[Signature page follows]

Exhibit 10.7

Very truly yours,

Global Defense & National Security Systems, Inc.

By:
Name:
Title:

AGREED TO AND ACCEPTED BY:

GLOBAL DEFENSE & NATIONAL SECURITY HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Administrative Services Agreement]